Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated September 27, 2016, relating to the financial statements and financial highlights of Kansas Municipal Fund, Maine Municipal Fund, Nebraska Municipal Fund, New Hampshire Municipal Fund and Oklahoma Municipal Fund, each a series of Integrity Managed Portfolios, for the year ended July 29, 2016, and to the references to our firm under the headings “Other Service Providers”, “Financial Statements and Experts” and “Financial Highlights” in the Joint Proxy Statement and Prospectus, which is part of this Registration Statement.

/s/Cohen & Company, Ltd.

Cohen & Company, Ltd.

Cleveland, Ohio

June 29, 2017